As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(240) 912-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrant’s Principal Executive Offices)

Ronald W. Pickett
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address, Including Zip Code, of Agent for Service)
(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:
William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon effectiveness of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed
	To Be	Maximum Offering	Maximum Aggregate	Amount Of
Title of each Class of Securities To Be Registered	Registered	Price Per Share	Offering Price	Registration Fee
Common Stock, $0.001 par value	6,800,000	$ 4.87 (1)	$ 33,116,000.00 (1)	$ 3,897.75

(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.
     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated November 23, 2005
PROSPECTUS
TELKONET, INC.
6,800,000 Shares
Common Stock
     This prospectus covers 6,800,000 shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $50,897.75.
     These selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
     Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “TKO.” On November 22, 2005, the last reported sale price of our common stock was $4.87.
     Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 4 of this prospectus.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is November 23, 2005.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	10
EXPERTS	12
LEGAL MATTERS	13
INFORMATION INCORPORATED BY REFERENCE	13
WHERE YOU CAN FIND MORE INFORMATION	14

THE COMPANY
     This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Telkonet,” the “company,” “we,” “us,” and “our” refer to Telkonet, Inc.
Overview
     The Company was formed in 1999 to develop and market our patent-pending technology for the transmission of high-speed data communications and Internet access over existing electrical wiring in commercial buildings and residences. Since our formation, we have focused on developing and marketing our powerline communications technology.
     Our powerline communications technology, the “PlugPlusTM” product suite (also referred to as the Telkonet iWire System in certain commercial applications), consists of four primary components, the Gateway, the eXtenderTM, the Coupler and the iBridgeTM. The Gateway, the hub of the PlugPlusTM product suite, is a modular, self-contained unit that accepts data from an existing network on one port and distributes it via a second port. The Gateway integrates a communications processor that runs a series of proprietary applications under Linux. The signal generated by the Gateway can be directly coupled into low voltage wiring via the Coupler, which interfaces directly between the Gateway and the building’s electrical panel. Multi-panel buildings typically require multiple Couplers, which are connected to the Gateway via inexpensive coaxial cable and concentrated using standard radio frequency splitters. A suite of software applications running on the Gateway can perform communications functions or system management functions. The iBridgeTM serves as the user’s network access device and connects to a user’s personal computer through a standard Ethernet cable. The iBridge’sTM AC line cord serves as its power source as well as its network interface. The eXtenderTM is used to extend the reach of the Gateway in larger buildings or campus environments.
     The PlugPlusTM product suite delivers data to the user at speeds in excess of 7 Mega bits per second (Mbps), with burst speeds of 12.6 Mbps. The PlugPlusTM product suite is installed by connecting the incoming broadband signal (DSL, TL, satellite or cable modem) into the Gateway and connecting the Gateway to the building’s electrical panel using one or more Couplers. Once installed, the Gateway distributes the high-speed Internet signal throughout the entire existing network of electrical wires within the building. The user may access a high-speed Internet signal by plugging the iBridgeTM into any electrical outlet and connecting a personal computer to the iBridgeTM using the computer’s built-in Ethernet port. Multiple personal computers connected to the iBridgeTM can communicate with one another and can share a single broadband resource via the Gateway.
     We have developed the PlugPlusTM product suite to eliminate the difficulties traditionally associated with powerline communications that have historically prevented high-speed data transmission. Since the existing electrical wiring is the most extensive network of wires in the home or business, the PlugPlusTM product suite can reduce the expense, time and inconvenience of installing new wiring for LAN service. Our target markets for sales of the PlugPlusTM product suite include office buildings, hotels, schools, shopping malls, commercial buildings, multi-dwelling units, government facilities, and any other commercial facilities that have a need for Internet access and network connectivity.

     We have applied for patents that cover the unique technology integrated into the PlugPlusTM product suite. We also continue to identify, design and develop enhancements to our core technologies that will provide additional functionality, diversification of application and desirability for current and future users of the PlugPlusTM product suite.
     In January 2003, we received Federal Communications Commission (FCC) approval to market the PlugPlusTM product suite. FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. An independent, FCC-certified testing lab has verified that our PlugPlusTM Gateway complies with the FCC technical requirements for Class A digital devices. No further testing of this device is required and the device may be manufactured and marketed for commercial use.
     In March 2003, we entered into a strategic alliance agreement with Choice Hotels International (NYSE: CHH), one of the largest hotel franchise companies in the world with more than 3,500 hotels, inns, all-suite hotels and resorts open and under development in 46 countries under the Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Rodeway Inn, EconoLodge and MainStay Suites brand names. The agreement has an initial term of two years, pursuant to which we will become a Choice Hotels-endorsed vendor offering the PlugPlusTM product suite to Choice Hotels’ U.S. franchisees.
     In March 2005, we received final certification of our PlugPlusTM product suite from European Union (EU) authorities, which certification was required before we could sell and permanently install our products in EU countries. As a result of the certification, Telkonet products that will be sold and installed in EU countries will bear the Conformite Europeene (CE) mark, a symbol that demonstrates that the product has met the EU’s regulatory standards and is approved for sale within the EU. We now have satisfied the governmental requirements for product safety and certification in the EU and are free to sell and install the PlugPlusTM product suite in the EU.
     In June 2005, we received the National Institute of Standards and Technology (NIST) Federal Information Processing Standard (FIPS) 140-2 validation for the PlugPlusTM Gateway. In July 2005, we received FIPS 140-2 validation for the PlugPlusTM eXtenderTM and iBridgeTM. The U.S. federal government requires, as a condition to purchasing certain information processing applications, that such applications receive FIPS 140-2 validation. U.S. federal agencies use FIPS 140-2 compliant products for the protection of sensitive information. As a result of the foregoing validations, as of July 2005, all of Telkonet’s powerline carrier products have satisfied all governmental requirements for security certification and are eligible for purchase by the U.S. federal government. In addition to the foregoing, Canadian provincial authorities use FIPS 140-2 compliant products for the protection of sensitive designate information. The Communications-Electronics Security Group (CESG) also has stated that FIPS 140-2 compliant products meet its security criteria for use in data traffic categorized as “Private.” CESG is part of the United Kingdom’s National Technical Authority for Information Assurance, which is a government agency responsible for validating the security of information processing applications for the government of the United Kingdom, financial institutions, healthcare organizations, and international governments, among others.
     In August 2005, the United States Patent and Trademark Office approved our publication of the patent application titled “Method and Apparatus for Attaching Power Line Communications to Customer Premises” (U.S. Pat. App. No. 10/219, 811). The patent application covers our proprietary Coupler technology, which enables the conversion of electrical outlets into high-speed data ports without costly installation, additional wiring, or significant disruption of business activity. The Coupler is an integral component of the PlugPlusTM product suite.

     In November 2005, we received the Norma Official Mexicana (NOM) certification, enabling our PlugPlusTM product suite to be sold in Mexico. NOM certification is required for our products to be sold in Mexico, and no further certifications are required for us to sell the PlugPlusTM product suite in Mexico.
     We are a member of the HomePlug® Powerline Alliance, an industry trade group that engages in marketing and educational initiatives, and sets standards and specifications for products, in the powerline communications industry.
     Telkonet is a Utah corporation with its principal executive offices at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876. Our telephone number is (240) 912-1800.
Private Placement of Convertible Notes
     On October 28, 2005, we completed a convertible senior debt financing of $20,000,000 to Kings Road Investments and Portside Growth & Opportunity Fund, who are selling stockholders under this prospectus. We will use the $20,000,000 for our general working capital needs. The convertible notes bear interest at a fixed rate of 7.25%, payable in cash, and call for monthly principal installments beginning on March 1, 2006. At our option, and subject to our satisfaction of certain conditions, the principal payments may be paid either in cash or in shares of our common stock. If we elect to make principal payments in common stock, the value of our stock will be the lower of $5.00 or 92.5% of the average recent market price of our common stock. We also issued an aggregate of one million warrants to Kings Road Investments and Portside Growth & Opportunity Fund, which are exercisable for five years at $5.00 per share. The shares of our common stock issuable pursuant to the convertible notes and the warrants are included in the shares being registered for resale by the selling stockholders pursuant to this prospectus. See “SELLING STOCKHOLDERS” beginning on page 9 of this prospectus.
     The notes are convertible into our common stock at any time, at the option of the selling stockholders. In addition, if, at any time six months after the issuance of the notes, our common stock trades at or above $8.75 for twenty of thirty consecutive trading days, we may exercise our right of mandatory redemption and conversion of the notes into shares of our common stock at an exercise price of $5.00 per share. At any time, we may pre-pay the notes with cash or, subject to our satisfaction of certain conditions, our common stock. If we elect to pre-pay the notes with our common stock, the value of our stock will be the lower of $5.00 or 92.5% of the average recent market price of our common stock. If we pre-pay the notes other than by mandatory conversion, we must issue additional warrants to the selling stockholders equal to 65% of the amount of pre-paid notes at a strike price of $5.00 per share.
     In addition to standard financial covenants, we have agreed to maintain a $10,000,000 letter of credit in favor of Kings Road Investments and Portside Growth & Opportunity Fund, who are selling stockholders. Once the outstanding principal balance of the notes falls below $15,000,000, the amount of the letter of credit will be reduced by $0.50 for each $1.00 amortized. In connection with this financing, we have agreed to achieve a minimum revenue of $3,000,000 for the period of October 1, 2005 through March 31, 2006, and a minimum revenue of $2,000,000 for each fiscal quarter thereafter that any of the notes remain outstanding, measured quarterly. We are also to required to file a registration statement with the Securities and Exchange Commission if we issue shares pursuant to a conversion of the notes or exercise of the warrants.
     The notes, each with a face amount of $10,000,000, were purchased by two institutional investors, Kings Road Investments and Portside Growth & Opportunity Fund, who are selling stockholders under this prospectus. Each of Kings Road Investments and Portside Growth & Opportunity Fund also acquired 500,000 warrants.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.
We recently emerged from our development stage and have limited operating history on which to base an evaluation of our current business and future prospects.
     We emerged from our development stage as of December 31, 2003. As a result, we have a limited operating history upon which to base an evaluation of our current business and future prospects. Since our inception, we have not generated substantial revenues. Because of our brief operating history, management has limited insight into trends that may emerge and could materially adversely affect our business. Prospective investors should consider the risks and difficulties our company may encounter in its new and rapidly evolving market, especially given our brief operating history. These risks include our ability to:
•	market the PlugPlusTM product suite;

•	build a customer base;

•	generate revenues;

•	maintain senior convertible note financial debt covenants;

•	compete favorably in a highly competitive market;

•	access sufficient capital to support growth;

•	recruit and retain qualified employees;

•	introduce new products and services; and

•	build technology and support systems.
We have a history of operating losses and an accumulated deficit and we expect to continue to incur losses for the foreseeable future.
     Since inception through September 30, 2005, we have incurred cumulative losses of $37,841,545.00 and have never generated enough funds through operations to support our business. We expect to continue to incur operating losses through 2006. The Company’s losses to date have resulted principally from:
•	research and development costs relating to the development of the PlugPlus™ product suite;

•	costs and expenses associated with manufacturing, distribution and marketing of our products;

•	general and administrative costs relating to our operations; and

•	interest expense related to our indebtedness.

     We are currently unprofitable and may never become profitable. Since inception, we have funded our research and development activities primarily from private placements of equity and debt securities, a bank loan and short term loans from certain of our executive officers. As a result of our substantial research and development expenditures and limited product revenues, we have incurred substantial net losses. Our ability to achieve profitability will depend primarily on our ability to successfully commercialize the PlugPlus™ product suite.
Potential fluctuations in operating results could have a negative effect on the price of our common stock.
     Our operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside of our control, including:
•	the level of use of the Internet;

•	the demand for high-tech goods;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the our operations;

•	price competition or pricing changes in the industry;

•	technical difficulties or system downtime;

•	economic conditions specific to the internet and communications industry; and

•	general economic conditions.
     Our quarterly results may also be significantly impacted by the accounting treatment of certain acquisitions, financing transactions or other matters. Such accounting treatment could have a material impact on our results of operations and have a negative impact on the price of our common stock.
Our directors and executive officers own a substantial percentage of our issued and outstanding common stock. Their ownership could allow them to exercise significant control over corporate decisions.
     As of October 31, 2005, our officers and directors beneficially owned 24.4% of our issued and outstanding common stock. This means that our officers and directors, as a group, exercise significant control over matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions.
Further issuances of equity securities may be dilutive to current stockholders.
     Although the funds raised in our debenture offerings, note offering and private placement of common stock are being used for general working capital purposes, it is likely that we will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. Any issuance of additional shares of our common stock will be dilutive to existing stockholders and could adversely affect the market price of our common stock.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of our common stock.
     As of September 30, 2005, we had outstanding employee options to purchase a total of 10,475,928 shares of common stock at exercise prices ranging from $1.00 to $5.25 per share, with a weighted average exercise price of $1.89. As of September 30, 2005, we had outstanding non-employee options to purchase a total of 1,937,607 shares of common stock at exercise prices ranging from $1.00 to $3.45 per share, with a weighted average exercise price of $1.09 per share. As of September 30, 2005, we had warrants outstanding to purchase a total of 451,500 shares of common stock at exercise prices ranging from $1.00 to $2.97 per share, with a weighted average exercise price of $1.15. In addition, as of September 30, 2005, we had no additional shares remaining of common stock which may be issued in the future under the Amended and Restated Telkonet, Inc. Stock Incentive Plan. We anticipate that the Board of Directors will authorize the issuance of additional shares under the plan. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise will be dilutive to existing stockholders and could adversely affect the market price of our common stock.
The powerline communications industry is intensely competitive and rapidly evolving.
     We operate in a highly competitive, quickly changing environment, and our future success will depend on our ability to develop and introduce new products and product enhancements that achieve broad market acceptance in commercial and governmental sectors. We will also need to respond effectively to new product announcements by our competitors by quickly introducing competitive products.
     Delays in product development and introduction could result in:
•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand; and

•	decline in the average selling price of our products.
Government regulation of our products could impair our ability to sell such products in certain markets.
     FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. Differing technical requirements apply to “Class A” devices intended for use in commercial settings, and “Class B” devices intended for residential use to which more stringent standards apply. An independent, FCC-certified testing lab has verified that the PlugPlus™ product suite complies with the FCC technical requirements for Class A and Class B digital devices. No further testing of these devices is required and the devices may be manufactured and marketed for commercial and residential use. Additional devices designed by us for commercial and residential use will be subject to the FCC rules for unlicensed digital devices. Moreover, if in the future, the FCC changes its technical requirements for unlicensed digital devices, further testing and/or modifications of devices may be necessary. Failure to comply with any FCC technical requirements could impair our ability to sell our products in certain markets and could have a negative impact on our business and results of operations.
Products sold by our competitors could become more popular than our products or render our products obsolete.

     The market for powerline communications products is highly competitive. We believe that we have the only commercial integrated three phase solution for “in-building” distribution of broadband utilizing the electrical wiring infrastructure. The Linksys Division of Cisco Systems, Inc. (Linksys) and Netgear, Inc. offer similar powerline communications solutions for the residential market. Although Linksys and Netgear do not presently compete with us in the commercial market, there can be no assurance that Linksys, Netgear or any other company will not develop powerline communications products that compete with our products in the future. These potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than we can. As a result, we may not be able to compete successfully with these potential competitors and these potential competitors may develop or market technologies and products that are more widely accepted than those being developed by us or that would render our products obsolete or noncompetitive. We anticipate that potential competitors will also intensify their efforts to penetrate our target markets. These potential competitors may have more advanced technology, more extensive distribution channels, stronger brand names, bigger promotional budgets and larger customer bases than we do. These companies could devote more capital resources to develop, manufacture and market competing products than we could. If any of these companies are successful in competing against us, sales could decline, margins could be negatively impacted, and we could lose market share, any of which could seriously harm our business and results of operations.
The failure of the Internet to continue as an accepted medium for business commerce could have a negative impact on our results of operations.
     Our long-term viability is substantially dependent upon the continued widespread acceptance and use of the Internet as a medium for business commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for business commerce. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of its use for business commerce. The failure of the necessary infrastructure to further develop in a timely manner or the failure of the Internet to continue to develop rapidly as a valid medium for business would have a negative impact on our results of operations.
We may not be able to obtain patents, which could have a material adverse effect on our business.
     Our ability to compete effectively in the powerline technology industry will depend on our success in acquiring suitable patent protection. We currently have several patents pending. We also intend to file additional patent applications that we deem to be economically beneficial. If we are not successful in obtaining patents, we will have limited protection against those who might copy our technology. As a result, the failure to obtain patents could negatively impact our business and results of operations.
Infringement by third parties on our proprietary technology and development of substantially equivalent proprietary technology by our competitors could negatively impact our business.

     Our success depends partly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those integrated to the PlugPlus™ product suite, will prevent misappropriation or circumvention. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, us will not be infringed upon or circumvented by others. Infringement by third parties on our proprietary technology could negatively impact our business. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely, to a lesser extent, on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Development of substantially equivalent technology by our competitors could negatively impact our business.
We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.
     Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a negative effect on our financial condition and results of operations.
FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements,” which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS
     All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders.
SELLING STOCKHOLDERS
     The shares of common stock being offered pursuant to this prospectus by the selling stockholders include: (i) shares issuable to Kings Road Investments and Portside Growth & Opportunity Fund under the convertible notes upon conversion, amortization and/or redemption of the convertible notes and upon exercise of the warrants; and (ii) shares of unregistered common stock previously issued to certain of the selling stockholders other than the holders of the convertible notes. For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Notes” beginning on page 3 of this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and warrants issued pursuant to the securities purchase agreement, the selling stockholders have not had any material relationship with us within the past three years.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, and, with respect to the holders of the convertible notes, based on its ownership of the convertible notes and warrants, as of November 23, 2005, assuming conversion, amortization and/or redemption of all convertible notes and exercise of the warrants held by such selling stockholders on that date, without regard to any limitations on conversions, amortizations, redemptions or exercise.
     The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.
     In accordance with the terms of registration rights agreements with Kings Road Investments and Portside Growth & Opportunity Fund, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion, amortization and/or redemption of the convertible notes as of the trading day immediately preceding the date this registration statement is initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date this registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion, amortization, redemption or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, amortization, redemption or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion, amortization and/or redemption of the convertible notes which have not been converted, amortized or redeemed and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” beginning on page 10 of this prospectus.

		Maximum Number of Shares
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering
Kings Road Investments Ltd. (1)	3,250,000	3,250,000	0
Portside Growth & Opportunity Fund (2)	3,250,000	3,250,000	0
Akrin Futures, SA	113,334	113,334	0
Neptune International Consultants	113,334	113,334	0
Success International, Inc.	50,000	50,000	0

(1)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(2)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth & Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock: (i) issuable upon conversion, amortization and/or redemption of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus; and (ii) shares of unregistered common stock previously issued to certain selling stockholders other than the holders of the convertible notes. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,897.75 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
EXPERTS
     The consolidated financial statements of Telkonet incorporated by reference in this prospectus from our Form 10-KSB for the year ended December 31, 2004 have been audited by Russell Bedford Stefanou Mirchandani LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
     An opinion has been rendered by the law firm of Baker & Hostetler llp to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our common stock offered by this prospectus are sold.
•	Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on March 30, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed on November 9, 2005;

•	Current Reports on Form 8-K filed on August 5, 2005, October 31, 2005 and November 3, 2005;

•	Definitive Proxy Statement on Schedule 14A, filed on November 7, 2005; and

•	The description of our common stock contained in our registration statement on Form 10-SB, filed on September 13, 1999.
     All documents we file with the SEC from the date of this prospectus until all of the shares offered under this prospectus are sold, shall also be deemed to be incorporated herein by reference.
     Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
     You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:
Corporate Secretary
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(240) 912-1800

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.
     All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.
     We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated November 23, 2005. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$3,897.75
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$15,000
Printing Fees and Expenses	$5,000
Miscellaneous	$2,000

Total	$50,897.75
Item 15. Indemnification of Directors and Officers.
     Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of Telkonet if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. The Utah Business Corporation Act also permits Telkonet to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of Telkonet. Telkonet’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of Telkonet’s directors and for the indemnification by Telkonet of each director and officer of Telkonet, in each case, to the fullest extent permitted by applicable law. Telkonet purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Telkonet against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Telkonet would have the power or the obligation to indemnify him or her against such liability under the provisions of Telkonet’s amended and restated articles of incorporation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits
4.1	Form of Senior Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

4.2	Form of Warrant to Purchase Common Stock (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

5.1	Opinion of Baker & Hostetler llp as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

10.1	Securities Purchase Agreement, dated October 26, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

10.2	Registration Rights Agreement, dated October 27, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler llp (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Telkonet, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 23rd day of November, 2005.

TELKONET, INC.
By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen L. Sadle and E. Barry Smith, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 23, 2005 by the following persons in the capacities indicated below.

Signature	Title

/s/ Stephen L. Sadle	Chief Operating Officer and Director
Stephen L. Sadle

/s/ Ronald W. Pickett	President, Chief Executive Officer and Director
Ronald W. Pickett

/s/ E. Barry Smith	Chief Financial Officer
E. Barry Smith

/s/ Warren V. Musser	Chairman of the Board of Directors
Warren V. Musser

/s/ Thomas M. Hall	Director
Thomas M. Hall

/s/ Thomas C. Lynch	Director
Thomas C. Lynch

/s/ James L. Peeler	Director
James L. Peeler

/s/ Seth Blumenfeld	Director
Seth Blumenfeld

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
4.1	Form of Senior Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

4.2	Form of Warrant to Purchase Common Stock (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

5.1	Opinion of Baker & Hostetler llp as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

10.1	Securities Purchase Agreement, dated October 26, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

10.2	Registration Rights Agreement, dated October 27, 2005, by and among Telkonet, Inc., Kings Road Investments and Portside Growth & Opportunity Fund (incorporated by reference to our Current Report on Form 8-K filed on October 31, 2005)

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler llp (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)